Exhibit 99.5

Contact: Terry Buda
Phone:   717-519-8638
Email:   tbuda@uncb.com



For Immediate Release


         BANK MAKES DECISION NOT TO ACT LIKE A BANK
      UNION NATIONAL COMMUNITY BANK OPENS BRANCH WITH THE
          AESTHETIC APPEAL OF A METROPOLITAN CAFE'

Lancaster, PA - Union National Community Bank is scheduled to open the doors of a new branch location at 1625 Old Philadelphia Pike on Monday, April 24th. Unlike any other that the bank has ever opened, this branch will function not only as a bank, but also as a cafe.

Operating under the name Gold Cafe', the bank's goal is to deliver a remarkably different banking experience that connects the aesthetic appeal of a metropolitan coffee house with a great financial services company.

The interior space reflects something far from a traditional bank. The walls are painted in warm colors - red, yellow, green and blue. Exposed ceilings, exposed brick, concrete floors, and a coffee bar finished with corrugated aluminum add industrial design elements to the space. A fireplace, sofas, chairs and coffee tables stacked with books invite customers to sit and relax. Large plasma screens broadcast a variety of programming - from CNN to music videos to the bank's current offers and loan specials. The space also features a sunken den area and a raised platform area for customers and entertainment. Several private areas are also available for confidential financial discussions.

A selection of cultural publications like The New Yorker and Communication Arts combined with financial and daily news options like Fortune, USA Today and The Wall Street Journal are dispersed throughout the space for customers to peruse.

Gold Cafe' offers numerous benefits to its customers including
Wi-Fi access, a kid's corner, outdoor patio with seating and convenient business hours:

     - Monday through Friday   6:30am - 7:00pm
     - Saturday                7:30am - 7:00pm
     - Sunday                  12:00pm - 5:00pm

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for over 150 years. The bank provides a full range of financial services for both retail and business customers in Lancaster County, Pennsylvania. Union National Financial Corporation's stock is traded in the over-the-counter market under the symbol UNNF. For more information, visit www.uncb.com. The bank operates seven retail offices in Lancaster County.